EXHIBIT 10.4

Viacom Inc.

2006 Long-Term Management Incentive Plan

Restricted Share Units Certificate

This certifies that Viacom Inc., a Delaware corporation (the “Company”), has granted to the employee named on the Restricted Share Units Award Listing page (the “Participant”) on [Insert Date of Grant] (“Date of Grant”) the number of restricted share units (the “Restricted Share Units”) shown on the Restricted Share Units Award Listing page, for the Company’s Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), under the Company’s 2006 Long-Term Management Incentive Plan, as amended from time to time (the “Plan”), all on terms and conditions specified in the documentation provided in connection with this grant and made a part hereof (the “Terms and Conditions”).

JoAnne Adams Griffith
Executive Vice President,
Human Resources

Viacom Inc.

2006 Long-Term Management Incentive Plan

Terms and Conditions to the Restricted Share Units Certificate

ARTICLE I

TERMS OF RESTRICTED SHARE UNITS

                Section 1.1  Grant of Restricted Share Units.  The Restricted Share Units (the “Restricted Share Units”) have been awarded to the Participant subject to the terms and conditions contained in (A) the certificate for the [Insert Date of Grant] grant of Restricted Share Units provided simultaneously on-line or attached hereto (the “Restricted Share Units Certificate”) and the Terms and Conditions contained herein (collectively, the “Certificate”) and (B) the Plan, the terms of which are hereby incorporated by reference.  A copy of the Plan is being provided simultaneously on-line or attached hereto.  Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Restricted Share Units Certificate or the Plan.  Each Restricted Share Unit shall entitle the Participant to receive one share of Class B Common Stock, subject to the terms and conditions set forth in the Certificate and the Plan.

                Section 1.2  Terms of Restricted Share Units.

                (a)  Vesting.  Subject to the other terms and conditions contained in the Certificate and in the Plan, the Restricted Share Units shall vest in four installments of an equal whole number of Restricted Share Units on each of the first, second, third and fourth anniversary of the Date of Grant (any remaining Restricted Share Units shall vest on whichever of the preceding vesting dates shall be determined by the Company in accordance with its customary procedures).

                (b)  Settlement.  On the date each portion of the Restricted Share Units vest, all restrictions contained in the Certificate and in the Plan shall lapse as to that portion of the Restricted Share Units and that portion of the vested Restricted Share Units shall be payable in shares of Class B Common Stock, which may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration. Settlement of vested Restricted Share Units shall be made as soon as practicable after the vesting dates.  Such shares of Class B Common Stock shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable U.S. federal or state securities laws.  If permitted by the Committee, the Participant may elect to defer settlement of the Restricted Share Units in accordance with procedures established by the Committee from time to time.

                (c)  Dividend Equivalents.  Dividend Equivalents shall accrue on the Restricted Share Units until the Restricted Share Units are settled.  The Company shall credit the accrual of the Dividend Equivalents to the Participant’s account at such time and in such manner as determined by the Committee, in its sole discretion.  The Company shall maintain a bookkeeping record with respect to the amount of the Dividend Equivalents credited to the Participant’s account.  Accrued Dividend Equivalents that have been credited to the Participant’s account shall be paid in cash through payroll when the Restricted Share Units are settled.  Accrued Dividend Equivalents that have been credited to the Participant’s account will not be paid with respect to any Restricted Share Units that do not vest and are cancelled.

                (d)  Termination of Employment, Retirement, Permanent Disability or Death.  In the event that (i) the Participant’s employment with the Company or any of its Subsidiaries ends by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than a Termination for Cause, termination by the Company or any of its Subsidiaries due to a Termination for Cause or the Participant’s Retirement, or (ii) the Participant’s Permanent Disability or death occurs, prior to the date or dates on which the Restricted Share Units vest in accordance with Section 1.2(a) hereof, the Participant shall forfeit all unvested Restricted Share Units as of the date of such event, unless the Committee determines otherwise and provides that some or all of such Participant’s unvested Restricted Share Units shall vest as of the date of such event, in which case, shares of Class B Common Stock shall be delivered in accordance with Section 1.2(b) hereof, to the Participant or, in the case of the Participant’s death, to the person or persons who acquired the right to receive such certificates by will or the laws of descent and distribution.  A “termination of employment” occurs, for purposes of the Restricted Share Units, when a Participant is no longer an employee of the Company or any of its Subsidiaries.  Unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the Restricted Share Units, on the date on which the Participant’s employing company ceases to be a Subsidiary.

ARTICLE II

EFFECT OF CERTAIN CORPORATE CHANGES

                In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to the Restricted Share Units, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder.  Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

DEFINITIONS

                As used herein, the following terms shall have the following meanings:

                (a)  “Board” shall mean the Board of Directors of the Company.

                (b)  “Certificate” shall mean the Restricted Share Units Certificate, together with the Terms and Conditions contained herein.

                (c)  “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

                (d)  “Code” shall mean the U.S. Internal Revenue Code of l986, as amended, including any successor law thereto and the rules and regulations promulgated thereunder.

                (e)  “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan).

                (f)  “Company” shall mean Viacom Inc., a Delaware corporation.

                (g)  “Date of Grant” shall be the date set forth on the Restricted Share Units Certificate.

                (h)  “Dividend Equivalent” shall mean an amount in cash equal to the regular cash dividend that would have been paid on the number of shares of Class B Common Stock underlying the Restricted Share Units.

                (i)  “Fair Market Value” of a share of Class B Common Stock on a given date shall be the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or as reported by any other authoritative source selected by the Company.

                (j)  “Participant” shall mean the employee named on the Restricted Share Units Certificate.

                (k)  “Permanent Disability” shall have the same meaning as such term or a similar term has in the long-term disability policy maintained by the Company or a Subsidiary thereof for the Participant and that is in effect on the date of the onset of the Participant’s Permanent Disability unless the Committee determines otherwise.

                (l)  “Plan” shall mean the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended from time to time.

                (m)  “Restricted Share Units” shall mean the contractual right granted to the Participant to receive shares of Class B Common Stock, subject to the terms and conditions set forth in the Certificate and the Plan.

                (n)  “Restricted Share Units Certificate” shall have the meaning set forth in Section 1.1 hereof.

                (o)  “Retirement” shall mean the resignation or termination of employment after attainment of an age and years of service required for payment of an immediate pension pursuant to the terms of any qualified defined benefit retirement plan maintained by the Company or a Subsidiary in which the Participant participates; provided, however, that no resignation or termination prior to a Participant’s 60th birthday shall be deemed a retirement unless the Committee so determines in its sole discretion; and provided, further, that the resignation or termination of employment other than a Termination for Cause after attainment of age 60 shall be deemed a retirement if the Participant does not participate in a qualified defined benefit retirement plan maintained by the Company or a Subsidiary.

                (p)  “Section 409A” shall mean Section 409A of the Code and the rules, regulations and guidance promulgated thereunder from time to time.

                (q)  “Subsidiary” shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

                (r)  “Termination for Cause” shall mean a termination of employment with the Company or any of its Subsidiaries which, as determined by the Committee, is by reason of (i) “cause” as such term or a similar term is defined in any employment agreement that is in effect and applicable to the Participant, or (ii) if there is no such employment agreement or if such employment agreement contains no such term, unless the

Committee determines otherwise, the Participant’s:  (A) dishonesty; (B) conviction of embezzlement, fraud or other conduct which would constitute a felony; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant’s employment; or (E) any other act or omission which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Subsidiary thereof.

ARTICLE IV

MISCELLANEOUS

             Section 4.1  No Rights to Awards or Continued Employment.  Neither the Certificate, the Plan nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, nor to be entitled to any remuneration or benefits not set forth in the Plan or the Certificate, including the right to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.

             Section 4.2 Restriction on Transfer.  The rights of the Participant with respect to the Restricted Share Units shall be exercisable during the Participant’s lifetime only by the Participant and shall not be transferable by the Participant to whom the Restricted Share Units are granted, except by will or the laws of descent and distribution; provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

Section 4.3  Taxes.  The Company or a Subsidiary, as appropriate, shall be entitled to withhold from any payment made under the Plan to the Participant or a Participant’s estate or any permitted transferee an amount sufficient to satisfy any federal, state, local and/or other tax withholding requirement.  The Committee, in its discretion, may, as a condition to the settlement of the Restricted Share Units, payment of the Dividend Equivalents or delivery of any shares of Class B Common Stock, require that an additional amount be paid in cash equal to the amount of any federal, state, local and/or other tax withholding requirement or, alternatively, permit the Participant to satisfy such tax withholding requirement by withholding shares of Class B Common Stock subject to the applicable Restricted Share Units and/or Dividend Equivalents.

             Section 4.4  Stockholder Rights.  The grant of Restricted Share Units under the Certificate shall not entitle the Participant or a Participant’s estate or any permitted transferee to any rights of a holder of shares of Class B Common Stock, other than when and until the Participant, the Participant’s estate or the permitted transferee is registered on the books and records of the Company as a stockholder and shares are delivered to such party upon settlement of the Restricted Share Units or payment of the Dividend Equivalents.  Unless otherwise determined by the Committee in its discretion, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Class B Common Stock for which the record date is prior to the date on which the Participant, a Participant’s estate or any permitted transferee shall become the holder of such shares of Class B Common Stock.

Section 4.5  No Restriction on Right of Company to Effect Corporate Changes.  Neither the Plan nor the Certificate shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                Section 4.6  Section 409A.  If any provision of the Certificate contravenes any regulations or Treasury guidance promulgated under Section 409A or could cause the Participant to recognize income for federal income tax purposes with respect to any Restricted Share Units before such Restricted Share Units are settled or to be subject to interest and penalties under Section 409A, such provision of the Certificate shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A or causing such income recognition or imposition of interest or penalties.  Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Certificate shall not be applicable to Restricted Share Units that are subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

                Section 4.7 Amendment.  The Committee shall have broad authority to amend the Certificate without approval of the Participant to the extent necessary or desirable (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (ii) to ensure that the Participant does not recognize income for federal income tax purposes with respect to any Restricted Share Units before such Restricted Share Units are settled and is not subject to interest and penalties under Section 409A with respect to any Restricted Share Units.

                Section 4.8  Interpretation.  In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control.  Additionally, in the event of a conflict or ambiguity between the provisions of the Certificate and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the Restricted Share Units, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of the Certificate.

                Section 4.9  Breach of Covenants.  In the event that the Committee makes a good faith determination that the Participant committed a material breach of the restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property in any employment or other agreement applicable to the Participant during the one year period after termination of the Participant’s employment with the Company or a Subsidiary for any reason, the Participant will be required to return the shares of Class B Common Stock received by him or her in settlement of the Restricted Share Units and the cash payment of the Dividend Equivalents or, if the shares of Class B Common Stock received in settlement of the Restricted Share Units were sold by the Participant, return any proceeds realized on the sale of such shares of Class B Common Stock during the one year period prior to such breach or any time after such breach occurs.

                Section 4.10  Governmental Regulations.  The Restricted Share Units shall be subject to all applicable rules and regulations of governmental or other authorities.

                Section 4.11  Headings.  The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Certificate.

                Section 4.12  Governing Law.  The Certificate and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.